Exhibit 10.20

INNOVATIVE SOLAR 46, LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement” or “MIPA”), dated as of November 6, 2014 (the “Effective Date”), is entered into by and between:

(1)	Innovative Solar Systems, LLC , a North Carolina limited liability company with an office at 171 Rolling Meadows Road, Fletcher, NC, 28732 (“Seller”);

(2)	Principal Solar, Inc., a Delaware corporation with an office at 2700 Fairmount St., Dallas, Texas, 75201 (“Buyer”);

(3)	Innovative Solar 46, LLC, a North Carolina limited liability company with an office at 171 Rolling Meadows Road, Fletcher, NC, 28732 (the “Project Company”);

WHEREAS, Seller owns all right, title and interest in 100% of the issued and outstanding limited liability company membership interests of all of the Project Company (collectively, the “Membership Interests”);

WHEREAS, Seller wishes to sell, assign and transfer to Buyer 100% of the Membership Interests in exchange for Six Million Two Hundred Forty Thousand Dollars ($6,280,000) (the “Purchase Price”), and Buyer has agreed to accept such sale, assignment and transfer of the Membership Interests and to pay the Purchase Price therefore, in accordance with the Payment Terms in Section 1.3 and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.      PURCHASE AND SALE OF MEMBERSHIP INTERESTS; CLOSING

1.1     Purchase and Sale. On the basis of the representations, warranties, covenants, and agreements herein, at the Closing (as defined below), Seller shall sell and transfer the Membership Interests, free and clear of any and all Encumbrances of any kind, nature or description, and the Buyer shall purchase from Seller the Membership Interests by payment of the Purchase Price in accordance with the Payment Terms in Section 1.3.

1.2     Purchase Price. The purchase price to be paid by the Buyer to Seller in consideration of the sale of the Membership Interests is Six Million Two Hundred Eighty Thousand Dollars ($6,280,000) (the “Purchase Price”). The Purchase Price, is based upon the assumed installed capacity of Seventy-eight (78.5MW) Megawatts AC, or an amount equal to Eight Cents ($.08) per watt. Should the actual installed capacity of photovoltaic project being installed by Project Company, be less than 78.5MW’s AC, then purchase price shall be adjusted accordingly at the $.08 per watt installed rate (hereinafter the “Installed Price Adjustment”). At the Closing (transfer of the Membership Interests), the Buyer shall have paid not less than 70% of the Purchase Price to the Seller by wire transfer of immediately available funds pursuant to the instructions set forth on Exhibit A. Seller agrees that upon the payment of not less than 70% of the Purchase Price by Buyer to the Seller (in accordance with the Payment Terms in Section 1.3), the Buyer shall become the holder of 100% of the issued and outstanding membership interests of the Project Company. The balance of the Purchase Price will be paid during construction in accordance with Section 1.3.

1.3     Payment Terms. The Purchase Price will be payable based on the following “Milestone(s)”:

a.     $250,000.00 in non-refundable cash deposit has been wired by Buyer to Seller on June 6, 2014, the receipt of which is acknowledged.

b.     $320,000 will be paid by Buyer to Seller upon the issuance of a fully executed PPA (Power Purchase Agreement) by Duke Energy Progress to the Project Company for a ~78.5MW AC photovoltaic ground-mount system to be installed at 6507 Roslin Farm Rd., Hope Mills, NC 28348 (the “System”).

c.      $300,000 will be paid monthly (as a minimum) on the 1st of every month starting on the first month following the receipt of the fully executed PPA and a related Interconnect Agreement until the earlier of Closing or such time as 70% of the Purchase Price has been paid (“Transfer of LLC milestone”). Upon reaching Transfer of LLC milestone, all rights, memberships, both issued and outstanding, shall be transferred in full to Buyer free and clear of all liens, claims and encumbrances. If Buyer sets a Closing date prior to the reaching the Transfer of LLC milestone, at Closing Buyer shall pay such additional payment as shall be necessary for a total of 70% of the Purchase Price to have been paid.

d.     After reaching the Transfer of LLC milestone, $150,000 will be paid monthly on the 1st of every month during construction until the remaining approximate 30% of Purchase Price, subject to the Installed Price Adjustment, is paid, with said payments to be completed no later than commissioning of the solar farm.

e.     If, for any reason prior to Closing, the System cannot be developed or otherwise go forward to completion and sale of electricity to Duke Energy through no fault of the Buyer or due to external factors not under the control of Seller or Buyer (such as force majeure or governmental action, but not due to Buyer’s inability to obtain financing for the System or one similar to such), then Seller will transfer the Purchase Price payments made to date on the System to another remaining project of comparable size and development status (the “Substitute System”) that the Seller currently has under development, listed on Schedule 1.3(e) to this Agreement, and for which Seller has not at that time received a deposit from a proposed purchaser, if any. Thereafter, this Agreement shall be amended and restated to reflect the substitution of the Substitute System for the System, including references to all contracts and deliverables related to the Substitute System.

1.4     Time and Place of Closing. The closing of the transactions contemplated herein under section 1.3c above (the “Closing”) shall take place remotely no later than June 3, 2015, or waiver by the Buyer in writing, of all the conditions set forth in Section 2 (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions of the Closing). The applicable date on which the Closing shall occur pursuant to this Section 1.3 is referred to in this Agreement as the “Closing Date”, and the Closing shall be deemed effective as of 12:01 a.m. Eastern Standard Time on the Closing Date.

1.5     Seller and Company Closing Deliveries. At the Closing, the Seller shall deliver, to the Buyer the following: (a) A transfer and assignment instrument evidencing the transfer to Buyer of the Membership Interests in the Project Company, in the form attached to this Agreement as Exhibit B; (b) the Seller’s and Project Company’s Managers’ certificate required by Section 4.1(c) hereof; (c) a certificate of good standing (or equivalent document) for the Project Company from the state of its formation dated within five business days prior to the Closing Date; (d) a certificate dated as of the Closing Date certifying copies of the resolutions duly adopted by the respective board of managers (or its equivalent governing body) of each of the Seller and the Project Company authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby the Project Company’s Certificate of Formation; and (e) copies of all books and records of the Project Company and all contracts entered into by or on behalf of the Company and all originals of the same in the possession of Seller.

2.     REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller and the Project Company, jointly and severally, hereby represents and warrants to the Buyer that, the following representations are true, correct and complete with respect to the Project Company as of the date hereof, and as of the Closing Date, except as otherwise indicated.

2.1     Existence. The Project Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of North Carolina.

2.2     Sole Owner. Seller is the sole record and beneficial owner of 100% of the issued and outstanding membership interests of the Project Company and has good and marketable title thereto, free and clear of any and all liabilities, liens, security interests, pledges, restrictions on transfer, claims, charges or other encumbrances or equities of any kind, nature, or description (collectively, the “Encumbrances”). Upon delivery and payment for the Membership Interests, the Buyer shall acquire valid and un-Encumbered title to the Membership Interests in the Project Company.

2.3     Due Execution. This Agreement has been duly executed by Seller and the Project Company and that the execution and delivery and performance of this Agreement by Seller and the Project Company will not violate, or result in a breach of, or constitute a default under, any agreement, instrument, judgment, order or decree to which Seller or the Project Company is a party or to which Seller or the Project Company may be subject, nor will such execution or performance constitute a violation of or conflict with any fiduciary duty to which Seller or the Project Company is subject.

2.4     Due Authorization. Seller and each Project Company has the full right, power, authority and capacity to enter into and perform this Agreement and for Seller to convey and assign to the Buyer the Membership Interests, without any other or further authorization, action or proceeding.

2.6     No Conflict. Seller represents that: (i) the purchase of the Membership Interests does not result in any violation of, or conflict with any instrument to which Seller is bound or any law or regulation applicable to it; and (ii) this Agreement is a legal, valid and binding agreement of Seller.

2.7     Consents. All consents, approvals, authorizations and orders required for the execution and delivery of this Agreement and the transfer of the Membership Interests held by such Seller under this Agreement have been obtained and are in full force and effect.

2.8     Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation (each an “Action”) pending or currently threatened (i) against any Project Company or any officer, director of any Project Company, or (ii) that questions the validity of this Agreement or the right of any Project Company or the Seller to enter into them, or to consummate the transactions contemplated herein.

2.9     No Undisclosed Liabilities. Except for the Liabilities set forth in Exhibit C hereto, the Project Companies do not have any other Liabilities. “Liability” means any liability, commitment or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of the Project Company.

2.10     Compliance with Laws. The Project Company and the Seller have complied with all laws applicable to the Project Company or the Seller or the operation of their respective businesses, except to the extent any such non-compliance would not, individually or in the aggregate, have a material adverse effect on the Seller, or the Project Company.

2.11     Sophisticated Seller. Seller (a) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement; (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Membership Interests held by Seller; and (c) has independently and without reliance upon the Buyer, and based on such information and the advice of such advisors as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. Seller acknowledges that neither the Buyer nor its affiliates is acting as a fiduciary or financial or investment adviser to Seller, and has not given Seller any investment advice, opinion or other information on whether the sale of the Membership Interests held by such Seller is prudent. Seller acknowledges that (i) Buyer currently may have, and later may come into possession of, information with respect to the Project Company that is not known to Seller and that may be material to a decision to sell the Membership Interests held by Seller (“Seller Excluded Information”); (ii) Seller has determined to sell all the Membership Interests held by the Seller notwithstanding its lack of knowledge of the Seller Excluded Information; and (iii) Buyer shall not have any liability to Seller, and Seller waives and releases any claims that it might have against the Buyer whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Membership Interests held by Seller and the transactions contemplated by this Agreement. Seller understands that the Buyer will rely on the accuracy and truth of the foregoing representations, and Seller hereby consents to such reliance. Seller understands that the value of the Membership Interests being sold by it hereunder may appreciate in value in the future (including in the immediate future) and that upon, and by virtue of, its sale of the Membership Interests being sold by it hereunder, Seller will be precluded from sharing or benefiting from any such appreciation.

2.12     Documents; Disclosure. (a) copies of all documents relating to the Project Company delivered to the Buyer (such documents, the “Project Company Documents”) are true and complete in all respects, and (b) other than the Project Company Documents, there are no other agreements or instruments to which Seller is a party that govern an interest in the Membership Interests.

3.     REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer represents and warrants to the Seller that, the following representations are true, correct and complete as of the date hereof, and as of the Closing Date, except as otherwise indicated.

3.1     Organization; Authority.      The Buyer represents that it is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Buyer has all requisite entity powers and authorities to own, lease and operate its properties and to carry on its business as now being conducted. The execution, delivery and performance by the Buyer of this Agreement are within the Buyer’s company powers and has been duly authorized by all necessary corporate resolutions or other required actions.

3.2     Binding Effect. This Agreement when executed and delivered by Buyer, will constitute valid and legally binding obligations of Buyer, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3     Absence of Conflicting Agreements. Neither Buyer nor its affiliates is a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or bylaw provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions described herein.

4.     CONDITIONS TO CLOSING

4.1     Conditions to Obligations of Buyer. The obligation of the Buyer to complete the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which, if not fulfilled, may be waived in writing by Buyer:

(a)

Seller shall deliver or cause to be delivered to the Buyer transfer and assignment instruments evidencing the transfer to Buyer of all of the Membership Interests, in the form attached to this Agreement as Exhibit B;

(b)	Each of the representations and warranties of Seller contained in Article 2 hereof shall be true and correct as though made on and as of the Closing;

(c)

The Seller and the Project Company shall have each delivered to the Buyer, a certificate, dated as of the Closing Date, executed by each of their Managers, in the form attached to this Agreement as Exhibit D, certifying that the conditions set forth in Section 4.1(b) has been fulfilled and that all deliverables under Sections 7.12, 7.13 and 7.14 have been provided to Buyer;

4.2     Conditions to Obligations of Seller. The obligation of the Seller to complete the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which, if not fulfilled, may be waived in writing by Seller:

(a)	Each of the representations and warranties of Buyer contained in Article 3 hereof shall be true and correct as though made on and as of the Closing; and

(b)

The Buyer shall have each delivered to the Buyer, a certificate, dated as of the Closing Date, executed by its Manager, certifying that the conditions set forth in Section 4.2(a) has been fulfilled, in the form attached to this Agreement as Exhibit E.

(c)	Buyer shall have complied with all then due payment obligations hereunder.

4.3     Other Actions to be Taken at or after the Closing. Seller and Buyer shall execute and deliver to the other any and all documents and instruments in addition to those provided for herein that may be necessary or appropriate to effectuate the transactions contemplated by this Agreement at or after the Closing.

5.	INDEMNIFICATION

5.1     Survival of Representations and Warranties. All representations and warranties contained in Section 2 and Section 3 shall survive the Closing for a period ending twelve (12) months from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

5.2     Indemnification By Seller. Seller agrees to indemnify, defend and save Buyer (and following the Closing, each Project Company) and each of its officers, directors, managers, employees, agents, and representatives (each, a "Buyer Indemnified Party"), harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all damages, Liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations deficiencies, demands, claims, suits, actions, causes of action, assessments, losses, costs, expenses, interest, fines, penalties or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including, without limitation, fees and expenses of attorneys, accountants and other experts) (collectively, “Losses”); sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out, of or otherwise by virtue of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made (or deemed to gave been made) on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date).

5.3     Indemnification By Buyer. Buyer agrees to indemnify, defend and save Seller and each of its officers, directors, managers, employees, agents, and representatives (each, a "Seller Indemnified Party"), harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out, of or otherwise by virtue of any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made (or deemed to gave been made) on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date).

6.	TERMINATION

6.1     Termination. Notwithstanding anything in this Agreement to the contrary, either the Buyer or the Seller may terminate this Agreement by written notice to the other party in the event that Closing has not occurred on or by June 3, 2015, and thereafter neither party shall have any further obligations hereunder.

6.2     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void, there shall be no liability on the part of Buyer, Seller or any of the Project Companies or their respective officers, directors, stockholders, managers or partners pursuant to this Agreement, and all rights and obligations of any party hereto shall cease, except (i) for the provisions of Sections 6 and 7, and other provisions of this Agreement that by their nature survive termination, all of which shall survive any such termination; and (ii) that nothing herein shall relieve any party hereto of any liability for any and all of the damages suffered by the other party hereto as a result of any willful breach of such party’s representations, warranties covenants or agreements contained in this Agreement.

7.	MISCELLANEOUS

7.1     Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (including via email) addressed as provided below and if either (a) actually delivered at said address, (b) in the case of delivery by transmission with receipt acknowledged, or recognized overnight courier service, one business day after transmittal, or (c) in the case of a letter, three business days after deposited in the United States mails, postage prepaid and registered or certified, return receipt requested:

If to a Seller: At the address of such Seller as set forth on the signature pages hereto.

If to a Buyer: At the address of such Buyer as set forth on the signature pages hereto.

If to a Project Company: At the address of such Buyer as set forth on the signature pages hereto.

And in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

7.2     Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement and signature pages thereof for all purposes.

7.3     Entire Agreement;. This Agreement and the documents to be delivered hereunder constitute the entire understanding and agreement between the parties hereto concerning the subject matter hereof. Nothing expressed or implied in this Agreement is intended or shall be construed so as to grant or confer on any person, firm or corporation other than the parties hereto, any rights or privileges hereunder.

7.4     Amendment. Any term of this Agreement may be amended, terminated or waived only with the written consent of Seller and Buyer.

7.5      Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Project Company nor the Seller shall assign their rights, duties or obligations hereunder to any third party without the prior written approval of the Buyer, provided that any such permitted assignment shall not relieve Project Company or Seller of its primary liability for its obligations hereunder. Buyer may assign all or any of its rights hereunder to any third party without requiring the approval of the Seller, provided that, any such assignment shall not relieve Buyer of its primary liability for its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights, remedy or claim under or by reason of this Agreement or any provision herein contained.

7.6     Headings. The headings contained in this Agreement are for the purpose of reference only and shall not be considered a part of, or control or affect the meaning or construction of this Agreement.

7.7     Governing Law. This Agreement is being delivered in and shall be construed in accordance with and governed by the laws of the state of North Carolina.

7.8     Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each party, and their successors and permitted assigns.

7.9     Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at the time of performance by the other party of any of the provisions hereof shall not be construed as a waiver of such provisions or to affect the validity of this Agreement, or any part hereof or the right of either party to enforce each and every such provision in accordance with the terms of this Agreement.

7.10   Enforceability. Except as otherwise provided herein, in case any provision(s) of this Agreement shall be determined invalid or unenforceable under the applicable law, such provision(s) shall, insofar as possible, be construed or applied in such manner as will permit enforcement; otherwise, this Agreement shall be construed as though such provision(s) had never been made a part hereof.

7.11   License for Access and Data Room. Upon execution of this Agreement, Seller shall i) execute a License for Access to enable Buyer, its affiliates and consultants access to the Premises for the purpose of completing the due diligence contemplated herein; and ii) create a web platform (such as DropBox), or otherwise share, such information that meets the requirements of Section I.3(a).

7.12   Due Diligence. Seller shall provide, to the satisfaction of Buyer, copies of all due diligence inspections, reports and studies relative to the Premises, including but not limited to a preliminary title opinion and a survey of the Premises. Seller shall provide to Buyer any existing reports, studies, permits, that have been completed or obtained by Seller. Additionally, Seller shall cooperate with Buyer regarding any additional reasonable information requests. Unless otherwise indicated, all costs of such reports, studies, and permits provided by Seller shall be borne by the Seller.

7.13   Zoning. Seller shall provide, to the satisfaction of Buyer, copies of any and all verifications of appropriate zoning classification from the respective city and/or County for the Premises on which the Project Company’s System is sited, or final determination of applicable rezoning petitions, such cost shall be Seller’s responsibility.

7.14   Verification of Material Agreements. Seller shall provide, to the satisfaction of Buyer copies of any and all verifications and confirmations of the existence of the following material agreements for the System or Premises, as applicable (and shall list all of the applicable material agreements in Schedule 7.14 to this Agreement):

Site Lease. Executed Site Lease Agreement for the Premises, in the name of the Project Company, including any applicable Subordination, Non-Disturbance and Attornment Agreements (collectively, the “Lease”);

Agricultural Contracts. Verification of any existing agricultural contracts affecting the Premises;

Interconnection Agreement. Interconnection Agreement for the connection and delivery of electrical output from the Project Company’s System to the electrical power distribution grid (the “Interconnection Agreement”);

Executed REC Contracts (if applicable);

Executed Power Purchase Agreement between Duke Energy and Project Company;

Consents. Coordinating all consents which may be necessary due to the change in control of the System under each Lease or Interconnection Agreement, and any permits, filings and approvals, required for ownership, operation and maintenance of the Systems;

Utilities Commission. Obtaining all necessary authorizations, certifications and licenses from the North Carolina Utilities Commission and all other regulatory agencies for the operation of the System and the sale and delivery of electrical output therefrom, including but not limited to registration of the System as a new renewable energy facility and the issuance of an Order of Certificate of Public Convenience and Necessity; and

Documents specified on Exhibit “F”.

7.15             Exclusivity. Except as otherwise provided herein, Seller shall not, and shall not authorize or permit any representative on Seller’s behalf, including, but not limited to John Green or Richard Green, to directly or indirectly, encourage, solicit, initiate, facilitate, enter into discussions or negotiations or any agreement with, or otherwise participate in any manner whatsoever, concerning the acquisition of any or all of the membership interests or the assets of the Company or divesture of the System. Seller shall deal exclusively with Buyer and buyer's designated agent(s), if any, concerning the foregoing and the Transaction contemplated hereunder. In the event Buyer fails to pay Seller any Milestone payment upon such date due, as may be extended from time to time, and on a case by case basis, Seller may terminate this Agreement within ten (10) days after such due date and have no further responsibility.

7.16              Expenses. Whether or not the Transaction contemplated by this MIPA is consummated, each party will each bear its respective costs and expenses, including the payment of any broker fees. Neither party shall be liable for or pay any costs or expenses incurred by the other.

7.17              Confidentiality. Buyer and Seller’s position as described in this Agreement is made with the understanding that it will be treated in confidence and that no disclosure will be made without Buyer’s or Seller’s prior consent, except as otherwise required by law or regulation.

7.18               Public Announcement. The parties shall consult with each other on the desirability, timing and substance of any press release or public announcement, publicity statement or other public disclosure relating to this Transaction or the fact that negotiations are being held. Each party agrees not to make any such public disclosures without the prior written consent of the other party as to the content and timing of such disclosure; provided, however, that either party may make such disclosures as are required to comply with applicable law or regulation.

7.19              Other Agreements. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any other prior agreements, written or oral, between the parties concerning such subject matter.

7.20               Transfer of Project Rights. In the event that the project does not move forward to completion and sale of electricity to Duke Energy through no fault of Buyer, Seller will transfer the payments to date on Innovative Solar 46, LLC to another project of comparable size and development status that the Seller has under development, as more particularly set forth in Section 1.3 (e) above.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date and year first above written.

SELLER:
INNOVATIVE SOLAR SYSTEMS, LLC

By:	/s/ Richard H. Green
Name:	Richard H. Green
Title:	Manager
Address:	171 Rolling Meadows Road, Fletcher, NC, 28732

BUYER:
Principal Solar, Inc.

By:	/s/ Michael Gorton
Name:	Michael Gorton
Title:	CEO
Address:	2700 Fairmount St., Dallas, Texas 75201

Innovative Solar 46, LLC

By:	/s/ Richard H. Green
Name:	Richard H. Green
Title:	Manager
Address:	171 Rolling Meadows Road, Fletcher, NC, 28732